CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 55 to the Registration Statement on Form N-1A of Fidelity Summer Street Trust: Fidelity Capital & Income Fund, of our report dated June 11, 1998 on the financial statements and financial highlights included in the April 30, 1998 Annual Report to Shareholders of Fidelity Capital & Income Fund.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.

                      /s/COOPERS & LYBRAND L.L.P
                      COOPERS & LYBRAND L.L.P.
Boston, Massachusetts
June 18, 1998